Translation from Dutch

This translation can only be used in combination with and as explanation to the Dutch text. In the event of a disagreement or dispute relating to the interpretation of the English text the Dutch text will be binding. These general conditions are subject to Dutch law. This tenancy is subject to Dutch Law.

LEASE OF OFFICE ACCOMMODATION
and other commercial accommodation within the meaning of Article 7:230A of the Civil Code

Model established by the Real Estate Council (ROZ) on 30 July 2003.
Alterations to and use of this model are only permitted if the text filled in, added or amended is clearly recognisable as such. Additions and amendments should preferably be incorporated under the heading “special conditions”. All liability for detrimental consequences of the use of the model is hereby expressly excluded by the ROZ.

The SIGNATORIES:

Beleggingsmaatschappij Marcel B.V., currently located at Alphen aan den Rijn, Kortsteekterweg 61, 2407 AJ, legally represented by mister J.A.W.J. Rimmelzwaan,

hereinafter referred to as “the Landlord”,

registered in the Trade Register under number 28045709
represented by de heer J.A.W.J. Rimmelzwaan

OCZ Technology Group Inc., currently located at Delft, Kleveringweg 23, 2616 LZ, legally represented by mister J.W.H. Struiksma,

having his (registered) address at: Kleveringweg 23, 2616 LZ, city Delft.
hereinafter referred to as “the Tenant”,

registered in the Trade Register under number 27277026
represented by mister J.W.H. Struiksma

HAVE AGREED AS FOLLOWS:

The Subjects, Intended use

1.1
The Landlord hereby lets to the Tenant and the Tenant hereby rents from the Landlord the office accommodation, hereinafter referred to as “the Subjects”, whose address is: Coenecoop 89 B city Waddinxveen,

Land Register reference: The Nederlands
which office accommodation is more particularly indicated on the sketch thereof annexed as an Appendix to, and forming part of, this contract and initialled by the parties and the official report on transfer, also initialled by the parties, containing details of those systems and other provisions which do and do not form part of the Subjects and also containing a description of the condition in which the Subjects are handed over, supplemented by any photographs initialled by the parties.

1.2	The Subjects are intended exclusively for use by or on behalf of the Tenant as office space and storage.

1.3	The Tenant shall not be permitted to allocate a different use to the Subjects than that detailed in 1.2 unless the Landlord has given prior written permission to do so.

1.4	The maximum permitted floor loading in the Subjects is not moor than constructive allowed.

Conditions

2.1
The “GENERAL TERMS AND CONDITIONS FOR LEASE OF OFFICE ACCOMMODATION, and other commercial accommodation within the meaning of Article 7:230A of the Civil Code”, lodged with the Clerk of the Court in The Hague on 11 July 2003 and registered there under number 72/2003, hereinafter referred to as “the General Conditions”, shall form part of this contract. The parties are familiar with contents of these General Conditions. The Landlord and the Tenant have each received a copy of them.

2.2	The General Conditions referred to in Clause 2.1 shall apply except insofar as expressly amended in this contract or insofar as their application is not possible in relation to the Subjects.

Duration, extension and termination

3.1	This contract is entered into for a period of 2,5 year(s), commencing on 1 June 2010 and continuing up to and including 30 November 2012.

3.2
This contract shall continue after the expiry of the period mentioned in 3.1 for a consecutive period of  2,5 year(s), therefore up to and including 31 May 2015. This contract shall thereafter continue for periods of 5 year(s) at a time.

3.3	Termination of this contract shall be effected by notice of termination with effect from the end of a rental period, with a period of notice of at least one year.

3.4	Notice of termination must be given by bailiff’s service or by registered letter.

Landlord’s initials	Tenant’s initials
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Rental, Turnover Tax, Rent Review, Obligation for payment, Payment periods

4.1	The commencing rental for the Subjects amounts to € 29.500 per year (in words: twenty-nine thousand and five hundred euro’s)

4.2
The parties have agreed that the Landlord shall charge Turnover Tax on the rental. If rental without Turnover Tax has been agreed, the Tenant shall be liable to pay to the Landlord a separate amount, in addition to the rental, as compensation for the loss suffered or to be suffered by the Landlord or his legal successors because the Turnover Tax on investment and development costs will not or no longer be deductible. The provisions of Clause 19.1 to 19.9, inclusive, of the General Conditions shall not then be applicable.

4.3
If the parties have agreed to rental subject to Turnover Tax, the Landlord and the Tenant shall avail themselves of the opportunity to waive, on the basis of Information Note 45, Order of 24 March 1999, no. VB 99/571, the service of a joint option request for a rental subject to Turnover Tax. By signing the Lease Contract, the Tenant declares, also for the benefit of the Landlord’s legal successors, that it shall use the Subjects or cause them to be used continuously for purposes for which a complete or virtually complete deduction of Turnover Tax is available under Section 15 of the Turnover Tax Act 1968.

4.4	The Tenant’s financial year runs from March to February inclusive.

4.5	The rental shall be reviewed annually as at 1 June, for the first time with effect from 1 June 2011, in accordance with Clause 9.1 to 9.4 inclusive of the General Conditions.

4.6
The amount due by the Tenant for ancillary supplies and services provided by or on behalf of the Landlord shall be determined in accordance with Clause 16 of the General Conditions. A system of advance payments with subsequent re-calculation shall be applied to these advance payments as detailed in said Clause.

4.7.1	The Tenant’s payment obligations shall comprise:

-	the rental

-	the Turnover Tax if the parties have agreed on a rental subject to Turnover Tax

-	the advance payment for the ancillary supplies and services arranged by or on behalf of the Landlord, together with Turnover Tax due thereon

4.7.2
The Tenant’s obligation to pay Turnover Tax on the rental shall discontinue if the Subjects may no longer be let out subject to Turnover Tax, even though the parties have agreed that they should be. In such a case, the payments specified in the provisions of Clause 19.3 of the General Conditions shall be substituted for Turnover Tax and the advance payment specified in Clause 19.3, sub a, shall be set at 30% of the current rental.

Landlord’s initials	Tenant’s initials
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4.8	For every payment period of 3 month(s), the payments, on commencement of the Lease, shall be:

-	the rental	€ 7.375,-
-	the advance payment for ancillary supplies and services
	arranged by or on behalf of the Landlord	€ 90,-

TOTAL		€ 7.465,-
(in words: seven thousand four hundred and sixty-five euro’s. )

4.9
Taking into account the date of entry under the Lease, the Tenant’s first payment shall relate to the period from 1 June 2010 to 31 August 2010 inclusive and the amount due for this first period shall be € 8.883,35. This amount is inclusive of Turnover Tax due in respect of the rental, but only if the parties have agreed to rental subject to Turnover Tax. The Tenant shall pay this amount on or before 1 June 2010.

4.10
The periodical payments due by the Tenant to the Landlord under this Lease, as detailed in Clause 4.8, shall be paid in one sum, in advance, in euros and must be paid in full on or before the first day of the payment period to which they relate.

4.11	Unless otherwise stated, all amounts stated in this Lease Contract, and the General Conditions which form part of it, are exclusive of Turnover Tax.

Supplies and services

5.	The parties agree that the ancillary supplies and services to be arranged provided by or on behalf of the Landlord are as follows:

-	monthly window cleaning;

-	maintenance overhead door;

-	remove weed in the outdoor area.

Bank Guarantee

6.
The amount of the bank guarantee specified in Clause 12.1 of the General Conditions is hereby established between the parties to be € 8.883,35, (in words: eight thousand eight hundred eighty-three and thirty-five euro’s)

Manager

7.1	Until the Landlord advises otherwise, the Manager shall be: The Landlord.

7.2	Unless agreed otherwise in writing, the Tenant should consult with the Manager on the contents of and all other circumstances pertaining to this Lease.

Special Conditions (in Dutch)

8.	Reservesleutels

Huurder en verhuurder komen overeen dat verhuurder een reservesleutel behoudt van het gehuurde om in geval van calamiteiten, afwezigheid van huurder, toch het pand te kunnen betreden.

Landlord’s initials	Tenant’s initials
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9.
Huurder verkrijgt toestemming van verhuurder voor het plaatsen van een rolluik aan de buitenzijde van de overheaddeur. De kosten hiermee verband houdend zijn voor rekening van huurder. Tevens is huurder zelf verantwoordelijk voor een eventuele vergunning zijdens het bevoegd gezag.

9.1	Verhuurder zal voor haar rekening, voor zover nodig, in overleg met huurder enkele systeemplafond platen vervangen.

9.2	Verhuurder zal voor haar rekening het bestaande tapijt (laten) reinigen.

Place,………………………	Place,…………………….
Date,………………………	Date,……………………
Signature(s) for Tenant(s)	Signature(s) for Landlord(s)
OCZ Technology Groep Inc.	Beleggingsmaatschappij Marcel B.V.

De heer J.W.H. Struiksma	De heer J.A.W.J. Rimmelzwaan

Separate signature(s) of the Tenant(s) (each) acknowledging receipt of a copy of the GENERAL TERMS AND CONDITIONS FOR LEASE OF OFFICE ACCOMMODATION and other commercial accommodation within the meaning of Article 7:230A of the Civil Code, as specified in Clause 2.

Signature(s) of Tenant(s):

Landlord’s initials	Tenant’s initials
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